UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1 )

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☐	Soliciting Material Pursuant to §240.14a-12

SOLERA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Solera Holdings, Inc.

EXPLANATORY NOTE

The following information regarding (1) the appointment of Thomas C. Wajnert to the Nominating and Corporate Governance Committee of Solera Holdings, Inc. (the “Company”), and (2) the attendance by Mr. Wajnert of meetings held by all committees of the Board of Directors on which Mr. Wajnert served in fiscal 2012 replaces the information respecting Mr. Wajnert’s attendance of meetings of the Company’s Audit Committee in fiscal 2012, contained in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on October 5, 2012 (the “Proxy Statement”). The Proxy Statement relates to the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on November 15, 2012 at the Hilton Southlake Hotel, 1400 Plaza Place, Southlake, TX 76092 beginning at 8:00 A.M., local time.

The revised information has been underlined to make such information more easily identifiable.

Except as set forth in this supplement, all information set forth in the Proxy Statement remains unchanged. Please note that this supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

CORPORATE GOVERNANCE STANDARDS AND BOARD OF DIRECTORS

Number of Meetings of the Board

The Board held eight meetings during fiscal 2012. Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. Except as noted below, each current director attended 100% of the aggregate number of meetings of the Board and the Board committees on which he served during the period for which he served as a director and committee member in fiscal 2012. Mr. Wajnert, who was appointed to (i) the Board effective September 15, 2011 and (ii) the Nominating and Corporate Governance Committee and the Audit Committee effective September 30, 2011, attended during fiscal 2012 90.9% of the total number of meetings held by the Board and all committees of the Board on which Mr. Wajnert served (during the period that he served).